October 2024

Preliminary Pricing Supplement No. 4,344

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 11, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest but will instead pay an amount in cash at maturity that may be greater than or less than the stated principal amount depending on the share closing price of the underlying stock on the valuation date. If the share closing price of the underlying stock on the valuation date is at or above 90% of the initial share price, which we refer to as the downside threshold level, you will receive, in addition to the principal amount, the specified fixed upside payment. However, if the share closing price of the underlying stock on the valuation date is below 90% of the initial share price, you will be exposed to the decline in the price of the underlying stock beyond the buffer amount of 10%, and you will lose some or a significant portion of your initial investment. The securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and returns above the fixed upside payment in exchange for the potential to receive the fixed upside return if the final share price is at or above the downside threshold level. The payment at maturity may be significantly less than the stated principal amount, and you could lose up to 90% of your investment. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	October 18, 2024
Original issue date:	October 23, 2024 (3 business days after the pricing date)
Maturity date:	November 21, 2025
Underlying stock:	Micron Technology, Inc. common stock
Payment at maturity:

If the final share price is at or above the downside threshold level:

 $1,000 + the fixed upside payment

If the final share price is below the downside threshold level:

 $1,000 × (share performance factor + buffer amount)

In this scenario, the payment at maturity will be less than the stated principal amount, subject to the minimum payment at maturity of $100 per security.

Fixed upside payment:	At least $244 per security (24.40% of the stated principal amount). The actual fixed upside payment will be determined on the pricing date.
Share performance factor:	final share price / initial share price
Initial share price:	$ , which is the share closing price on the pricing date
Final share price:	The share closing price of the underlying stock on the valuation date multiplied by the adjustment factor on such date
Buffer amount:	10%
Minimum payment at maturity:	$100 per security
Downside threshold level:	$ , which is 90% of the initial share price
Valuation date:	November 18, 2025, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
CUSIP / ISIN:	61776WFK4 / US61776WFK45
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $969.60 per security, or within $35.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$12.50	$987.50
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $12.50 for each security they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of up to $6 for each security from the agent or its affiliates. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of proceeds and hedging” on page 15.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2023        Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Principal at Risk Securities

Investment Summary

Enhanced Buffered Jump Securities

Principal at Risk Securities

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying stock that provides a fixed positive return of at least 24.40% (to be determined on the pricing date) if the underlying stock has appreciated or has not depreciated by more than 10% over the term of the securities;

￭To enhance returns and potentially outperform the underlying stock in a moderately bullish or moderately bearish scenario; and

￭To obtain a buffer against a specified level of negative performance of the underlying stock.

The securities are exposed to the performance of the common stock of Micron Technology, Inc., but provide a fixed upside payment payable at maturity if the share closing price on the valuation date is at or above the downside threshold level. However, if the final share price is less than the downside threshold level, the securities are exposed on a 1:1 basis to the percentage decline in the final share price from the initial share price beyond the buffer amount of 10%. Accordingly, 90% of your principal is at risk.

Maturity:	Approximately 13 months
Fixed upside payment:	At least $244 per security (24.40% of the stated principal amount). The actual fixed upside payment will be determined on the pricing date.
Downside threshold level:	90% of the initial share price
Buffer amount:	10%
Minimum payment at maturity:	$100 per security. You could lose up to 90% of the stated principal amount of the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $969.60, or within $35.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying stock. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stock, instruments based on the underlying stock, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed upside payment, the downside threshold level, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

October 2024 Page 2

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Principal at Risk Securities

Key Investment Rationale

This 13-month investment offers a fixed positive return of at least 24.40% if the final share price is greater than or equal to 90% of the initial share price, which we refer to as the downside threshold level. The actual fixed upside payment will be determined on the pricing date. However, if the final share price is less than the downside threshold level, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. You could lose up to 90% of the stated principal amount of the securities.

Upside Scenario

The final share price is at or above the downside threshold level, and, at maturity, the securities pay the stated principal amount of $1,000 plus the fixed upside payment of at least $244 per security. The actual fixed upside payment will be determined on the pricing date.

Downside Scenario

The final share price is below the downside threshold level, and, at maturity, the securities pay less than the stated principal amount by an amount proportionate to the decline in the final share price from the initial share price beyond the buffer amount of 10%, subject to the minimum payment at maturity of $100 per security (e.g., a 50% decline in the underlying stock will result in a payment at maturity of $600 per security).

October 2024 Page 3

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Principal at Risk Securities

Hypothetical Payment on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000
Downside threshold level:	90% of the initial share price
Buffer amount:	10%
Hypothetical fixed upside payment:	$244 per security (24.40% of the statement principal amount). The actual fixed upside payment will be determined on the pricing date.

Payoff Diagram for the Securities

The Underlying Stock
The Securities
Payment at Maturity on the Securities
$2,600
$2,400
$2,200
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$1,000 + $244 Hypothetical
Fixed Upside Payment
$100 Minimum
Payment at Maturity
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
24.40%
40%
60%
80%
100%
Percentage Change in the Final Share Price

How it works

◼Upside Scenario. If the final share price is greater than or equal to the downside threshold level, the investor would receive $1,000 plus the hypothetical fixed upside payment of $244 per security. The actual fixed upside payment will be determined on the pricing date.

◼Downside Scenario. If the final share price is below the downside threshold level, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final share price from the initial share price beyond the buffer amount of 10%. In this scenario, the investor would lose some or a significant portion of the amount invested in the securities. For example, if the final share price declines by 40% from the initial share price, the payment at maturity would be $700 per security (70% of the stated principal amount).

October 2024 Page 4

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Principal at Risk Securities

Hypothetical Examples

The following table and examples illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final share price from the initial share price, depending on whether or not the final share price is below the downside threshold level. They are based on the following values:

Stated principal amount:	$1,000
Hypothetical initial share price:	$130.00
Hypothetical downside threshold level:	$117.00 (90% of the hypothetical initial share price)
Buffer amount:	10%
Hypothetical fixed upside payment:	$244 per security. The actual fixed upside payment will be determined on the pricing date.

Final share price ($)	Underlying stock return	Return on securities	Payment at maturity (per $1,000 security)
260.00	100.00%	24.40%	$1,244.00
247.00	90.00%	24.40%	$1,244.00
234.00	80.00%	24.40%	$1,244.00
221.00	70.00%	24.40%	$1,244.00
208.00	60.00%	24.40%	$1,244.00
195.00	50.00%	24.40%	$1,244.00
182.00	40.00%	24.40%	$1,244.00
169.00	30.00%	24.40%	$1,244.00
156.00	20.00%	24.40%	$1,244.00
143.00	10.00%	24.40%	$1,244.00
136.50	5.00%	24.40%	$1,244.00
130.00	0.00%	24.40%	$1,244.00
123.50	-2.50%	24.40%	$1,244.00
123.50	-5.00%	24.40%	$1,244.00
117.00	-10.00%	24.40%	$1,244.00
115.70	-11.00%	-1.00%	$990.00
110.50	-15.00%	-5.00%	$950.00
104.00	-20.00%	-10.00%	$900.00
91.00	-30.00%	-20.00%	$800.00
78.00	-40.00%	-30.00%	$700.00
65.00	-50.00%	-40.00%	$600.00
52.00	-60.00%	-50.00%	$500.00
39.00	-70.00%	-60.00%	$400.00
26.00	-80.00%	-70.00%	$300.00
13.00	-90.00%	-80.00%	$200.00
0.00	-100.00%	-90.00%	$100.00

October 2024 Page 5

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Principal at Risk Securities

EXAMPLE 1: The final share price is above the downside threshold level and has increased from the initial share price by 60%. Your return will be equal to the fixed upside payment, and you do not participate in the appreciation of the underlying stock.

Hypothetical final share price	=	$208.00
Payment at maturity	=	stated principal amount + fixed upside payment
	=	$1,000 + $244
	=	$1,244
Payment at maturity	=	$1,244 per security

EXAMPLE 2: The final share price has declined from the initial share price by 5% but is greater than the downside threshold level. You receive the stated principal amount plus the fixed upside payment.

Hypothetical final share price	=	$123.50
Payment at maturity	=	stated principal amount + fixed upside payment
	=	$1,000 + $244
	=	$1,244
Payment at maturity	=	$1,244 per security

EXAMPLE 3: The final share price has declined from the initial share price by 50% and is below the downside threshold level. You are exposed to the decline in the final share price from the initial share price beyond the buffer amount of 10%.

Hypothetical final share price	=	$65.00
Share performance factor	=	final share price / initial share price
	=	$65.00 / $130.00
	=	50%
Payment at maturity	=	$1,000 × (share performance factor + 10%)
	=	$1,000 × (50% + 10%)
	=	$1,000 × (60%)
	=	$600
Payment at maturity	=	$600 per security

If the final share price is less than the downside threshold level, you will lose some or a significant portion of your investment in an amount proportionate to the decline in the final share price from the initial share price beyond the buffer amount of 10%. You could lose up to 90% of your investment.

October 2024 Page 6

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest and provide for the minimum payment at maturity of only 10% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for the minimum return of only 10% of the principal amount at maturity. If the final share price is less than the downside threshold level, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security, reflecting the negative performance of the underlying stock over the term of the securities beyond the buffer amount of 10%. You could lose up to 90% of the stated principal amount of the securities.

￭The appreciation potential is fixed and limited. Where the final share price is greater than or equal to the downside threshold level, the appreciation potential of the securities is limited to the fixed upside payment of at least $244 per security (24.40% of the stated principal amount), even if the final share price is significantly greater than the initial share price. The actual fixed upside payment will be determined on the pricing date. See “Hypothetical Payment on the Securities at Maturity” on page 4 above.

￭You will not benefit from the fixed upside payment if the final share price is below the downside threshold level. If the final share price is less than the downside threshold level, you will lose the benefit of the limited protection against the loss of principal based on the fixed upside payment. Instead, under these circumstances, you will be exposed on a 1-to-1 basis to the decline in the price of the underlying stock beyond the buffer amount of 10%, and you will lose some or a significant portion of your investment.

￭The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

othe value of the underlying stock at any time (including in relation to the downside threshold level),

othe volatility (frequency and magnitude of changes in value) of the underlying stock,

odividend rates on the underlying stock,

ointerest and yield rates in the market,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stock or stock markets generally and which may affect the price of the underlying stock, othe time remaining until the maturity of the securities,

othe occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the price of the underlying stock is at or below the initial share price and especially if it is near or below the downside threshold level.

You cannot predict the future performance of the underlying stock based on its historical performance. If the final share price is less than the downside threshold level, you will be exposed on a 1-to-1 basis to the full decline in the final share price from the initial share price beyond the buffer amount. There can be no assurance that the final share price will be greater than or equal to the downside threshold level so that you will receive at maturity an amount that is greater than the $1,000 stated principal amount for each security you hold, or that you will not lose some or a significant portion of your investment.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the

October 2024 Page 7

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Principal at Risk Securities

securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying stock at any time other than the valuation date. The final share price will be based on the share closing price of the underlying stock on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlying stock appreciates prior to the valuation date but then drops by the valuation date to be below the downside threshold level, the payment at maturity will be significantly less than it would have been had the payment at maturity been linked to the value of the underlying stock prior to such drop. Although the actual value of the underlying stock on the maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the share closing price of the underlying stock on the valuation date.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

￭Investing in the securities is not equivalent to investing in the common stock of Micron Technology, Inc. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock. As a result, any return on the securities will not reflect the return you would realize if you actually owned shares of the underlying stock and received the dividends paid or distributions made on them.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying stock, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

October 2024 Page 8

Morgan Stanley Finance LLC

Enhanced Buffered Jump Securities Based on the Performance of the Common Stock of Micron Technology, Inc. due November 21, 2025

Principal at Risk Securities

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying stock), including trading in the underlying stock and in options contracts on the underlying stock, as well as in other instruments related to the underlying stock. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the level at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final share price, and, accordingly, the amount of cash an investor will receive at maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the downside threshold level, the final share price, whether the final share price is below the downside threshold level, whether a market disruption event has occurred or any antidilution adjustment will be made, the share performance factor, if applicable, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share price (and of any antidilution adjustments). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Antidilution Adjustments,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Stock

￭No affiliation with Micron Technology, Inc. Micron Technology, Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Micron Technology, Inc. in connection with this offering.

￭We may engage in business with or involving Micron Technology, Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Micron Technology, Inc. without regard to your interests and thus may

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acquire non-public information about Micron Technology, Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Micron Technology, Inc., which may or may not recommend that investors buy or hold the underlying stock.

￭The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock. MS & Co., as calculation agent, will adjust the adjustment factor for certain corporate events affecting the underlying stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving the underlying stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust the adjustment factor, such as a regular cash dividend, the market price of the securities and your return on the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the securities. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price to be less than the downside threshold level (resulting in a loss of a significant portion or all of your investment in the securities), materially and adversely affecting your return.

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Micron Technology, Inc. Overview

Micron Technology, Inc. designs, develops and manufactures memory and storage products. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission by Micron Technology, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 001-10658 through the Securities and Exchange Commission’s website at www.sec.gov. In addition, information regarding Micron Technology, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying stock is accurate or complete.

Information as of market close on October 10, 2024:

Bloomberg Ticker Symbol:	MU
Exchange:	Nasdaq
Current Stock Price:	$105.69
52 Weeks Ago:	$69.07
52 Week High (on 6/18/2024):	$153.45
52 Week Low (on 10/26/2023):	$64.53
Current Dividend Yield:	0.44%

The following table sets forth the published high and low share closing prices of, as well as dividends on, the underlying stock for each quarter from January 1, 2021 through October 10, 2024. The share closing price of the underlying stock on October 10, 2024 was $105.69. The associated graph shows the share closing prices of the underlying stock for each day from January 1, 2019 through October 10, 2024. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical share closing prices of the underlying stock may have been adjusted for stock splits and other corporate events. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the share closing price of the underlying stock on the valuation date.

Common Stock of Micron Technology, Inc. (CUSIP 595112103)	High ($)	Low ($)	Dividends ($)
2021
First Quarter	94.76	74.05	-
Second Quarter	95.59	76.80	-
Third Quarter	82.00	70.23	-
Fourth Quarter	96.17	66.38	0.10
2022
First Quarter	97.36	69.40	0.10
Second Quarter	77.67	55.01	0.10
Third Quarter	65.04	48.88	0.115
Fourth Quarter	63.10	49.12	0.115
2023
First Quarter	63.87	50.37	0.115
Second Quarter	73.93	57.02	0.115
Third Quarter	71.79	60.65	0.115
Fourth Quarter	87.06	64.53	0.115
2024
First Quarter	119.25	79.50	0.115
Second Quarter	153.45	106.77	0.115
Third Quarter	136.82	86.27	0.115
Fourth Quarter (through October 10, 2024)	105.69	99.85	-

We make no representation as to the amount of dividends, if any, that Micron Technology, Inc. may pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Micron Technology, Inc.

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Common Stock of Micron Technology, Inc. – Daily Share Closing Prices January 1, 2019 to October 10, 2024

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Micron Technology, Inc. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Micron Technology, Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Micron Technology, Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Micron Technology, Inc. could affect the value received with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying stock issuer:	Micron Technology, Inc. The accompanying product supplement refers to the underlying stock issuer as the “underlying company.”
Postponement of maturity date:

If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, and any tax

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consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying stock, in futures and/or options contracts on the underlying stock, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying stock on the pricing date, and, therefore, could increase the price at or above which the underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the underlying stock, futures or options contracts on the underlying stock or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying stock, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $12.50 for each security they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of up to $6 for each security from the agent or its affiliates.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the fixed upside payment, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at

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www.sec.gov. Alternatively, Morgan Stanley or MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the product supplement for Jump Securities if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for Jump Securities or in the prospectus.

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